Exhibit 10.2

AMENDED AND RESTATED TECHNOLOGY LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

SHENZHEN ARIMAB BIOPHARMACEUTICALS CO., LTD.

AND

ARIDIS PHARMACEUTICALS,INC.

Date: August 6, 2018

TABLE OF CONTENTS

Article 1 DEFINITIONS		1

Article 2 LICENSES AND OTHER RIGHTS		9

2.1	Grant of License to Company	9
2.2	Grant of License to Licensor	9
2.3	Right to Sublicense	10
2.4	Manufacturing Technology Transfer	10
2.5	Procedures for Manufacturing Technology Transfer	10
2.6	Exclusivity	11

Article 3 GOVERNANCE		11

3.1	Formation and Composition of Joint Advisory Committee	11
3.2	Function	11
3.3	Meetings	11
3.4	JAC Responsibilities	12
3.5	Minutes of Committee Meetings	12
3.6	Urgent Matters	12

Article 4 DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT		12

4.1	Development of Product	12
4.2	Development Support	13
4.3	Preparation of Development Plans	13
4.4	Commercialization	13
4.5	Clinical and Commercial Manufacturing	14
4.6	Diligence by Company	15
4.7	Compliance	15
4.8	Cooperation and Coordination	15
4.9	Right to Subcontract of Company	15
4.10	Trademarks	15
4.11	Reporting	16

Article 5 REGULATORY MATTERS		16

5.1	Regulatory Filings	16
5.2	Communications with Authorities	16
5.3	Support in Regulatory Matters	16
5.4	Adverse Event Reporting	16

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5.5	Recalls	16
5.6	Pharmacovigilance Agreement	17

Article 6 FINANCIAL PROVISIONS		17

No Further Payment		17

Article 7 INVENTIONS AND PATENTS		17

7.1	Patent Ownership, Prosecution and Maintenance	17
7.2	Enforcement of Patents and Know-How	19
7.3	Third Party Actions Claiming Infringement	19

Article 8 CONFIDENTIALITY		20

8.1	Confidentiality Obligations	20
8.2	Use	21
8.3	Notice	21
8.4	Required Disclosure	21

Article 9 REPRESENTATIONS, WARRANTIES AND COVENANTS		21

9.1	Representations and Warranties	21
9.2	Additional Representations and Warranties of Licensor	22
9.3	Licensor Covenants	23

Article 10 INDEMNIFICATION AND INSURANCE		24

10.1	Indemnification by Company	24
10.2	Indemnification by Licensor	24
10.3	Certain Liabilities	24
10.4	No Consequential Damages	24
10.5	Notification of Claims; Conditions to Indemnification Obligations	24
10.6	Insurance	25

Article 11 TERM AND TERMINATION		25

11.1	Term and Expiration	25
11.2	Termination of the Agreement	25
11.3	Effects of Termination	25
11.4	Continuing Rights in Case of Licensor Bankruptcy or Insolvency; Right of First Refusal	26
11.5	Continuing Rights in Case of Company Bankruptcy or Insolvency; Right of First Refusal	26
11.6	Other Remedies	27

Article 12 DISPUTE RESOLUTION		27

12.1	Disputes	27
12.2	Escalation to Executive Officers	27
12.3	Full Arbitration	27

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Article 13 MISCELLANEOUS PROVISIONS		28

13.1	Relationship of the Parties	28
13.2	Assignment	28
13.3	Performance and Exercise by Affiliates	29
13.4	Change of Control	29
13.5	Further Actions	29
13.6	Accounting Procedures	29
13.7	Force Majeure	29
13.8	Entire Agreement of the Parties; Amendments	29
13.9	Captions	29
13.10	Governing Law	29
13.11	Notices and Deliveries	29
13.12	Waiver	30
13.13	Severability	30
13.14	Interpretation	30
13.15	Counterparts	30
13.16	No Reliance	30
Schedule 1.42		33
Schedule 1.43		34
Schedule 1.44		35
Schedule 1.62		36
Schedule 7.1.4		37
Schedule 9.2.13		38

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AMENDED AND RESTATED TECHNOLOGY LICENSE AND COLLABORATION AGREEMENT

This Amended and Restated Technology License and Collaboration Agreement (this “Agreement”) is entered into as of August 6, 2018 (the “Execution Date”) by and between Shenzhen Arimab Biopharmaceuticals Co., Ltd., a corporation organized under the laws of the PRC having a place of business at Room 5044, No. 21, Langshan Lu, Song Ping Shan, Nanshan District, Shenzhen, China (“Company”), and Aridis Pharmaceuticals, Inc., a corporation organized under the laws of Delaware, USA, having a place of business at 5941 Optical Court, San Jose, California 95138, the USA (“Licensor”). Company and Licensor may be referred to herein respectively as a “Party” or collectively as “Parties.”

RECITALS:

WHEREAS, Company is a Sino-foreign equity joint venture company formed pursuant to the Joint Venture Contract and the Articles of Association, both dated as of February 11, 2018 by and between Shenzhen Hepalink Pharmaceutical Co. Ltd. (“Hepalink”) and Licensor;

WHEREAS, Licensor has developed or acquired and controls certain technology and proprietary materials related to certain pharmaceutical products including the Product for infections treatment, and is and will continue to be engaged in the research, discovery, development, manufacture and commercialization of the Product for pulmonary infection, breathing machine infection, pneumonia and blood poisoning treatment;

WHEREAS, Company is interested in the research, development, manufacturing and commercialization of the Product in the Territory; and

WHEREAS, pursuant to Section 5.1(b) of the Joint Venture Contract, subject to the terms and conditions of this Agreement, the Parties entered a Technology License and Collaboration Agreement (the “Original Agreement”) as of February 11, 2018 (the “Original Effective Date”) under which Licensor contributed to and granted Company exclusive rights to Develop and Commercialize the Products in the Field in the Territory (“Technology License”) and agreed to collaborate with Company for the purpose of developing, manufacturing and commercializing the Products (“Collaboration”);

WHEREAS, the Parties wish to amend the Joint Venture Contract and the Articles of Association to update the terms and conditions of the Parties Collaboration, and amend and restate the terms and conditions of the Original Agreement to further include a license to AR-105 (defined below) in addition to AR-101 (defined below) and AR- 301 (defined below) if and only if a successful initial public offering of Licensor takes place in the United States within sixty (60) calendar days of the Execution Date of this Agreement.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1                                  DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1                               “Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered Product.

1.2                               “Affiliate” or “Associated Company” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3                               “AR-101” means Licensor’s clinical development programs relating to a fully human immunoglobulin M, or IgM, mAb targeting P. aeruginosa serotype O11.

1.4                               “AR-105” means Licensor’s clinical development programs relating to a fully human IgG1 mAb targeting

Pseudomonas aeruginosa, or P. aeruginosa.

1.5                               “AR-301” means Licensor’s clinical development programs relating to a fully human immunoglobulin 1, or IgG1, mAb targeting HAP and VAP S. aureus alphatoxin.

1.6                               “Articles of Association” means the articles of association for the Company dated February 11, 2018 and later amended as of the Execution Date by and between Hepalink and Licensor.

1.7                               “Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Person are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (b) a receiver or custodian is appointed for a Person; (c) proceedings are instituted by or against a Person for reorganization, dissolution, liquidation or winding- up of the Person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (d) substantially all of the assets of a Person are seized or attached and not released within sixty (60) days thereafter.

1.8                               “Business Day” means a day other than Saturday or Sunday on which banking institutions in Shenzhen, China are open for business.

1.9                               “Calendar Quarter” means each three (3) month period commencing on January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.10                        “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.11                        “CFDA” means the Chinese Food and Drug Administration or a successor agency thereto.

1.12                        “Challenge” means any challenge to the validity or enforceability of any of the Licensor Patents, including without limitation by (a) filing a declaratory judgment action in which any of the Licensor Patents is alleged to be invalid or unenforceable; or (b) filing or commencing any re-examination, interference, derivation proceeding, post-issuance proceeding, opposition, cancellation, nullity or similar proceedings against any of the Licensor Patents in the courts or patent offices in any country.

1.13                        “Change of Control” means, with respect to the Company, Licensor or its parent entity (the “Target”): (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Target’s assets; or (b) a merger or consolidation in which, whether or not the Target is the surviving corporation, the shareholders of the Target immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of the surviving entity’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for the Target’s stock or the issuance, sale or exchange of stock of the Target) if a single Person or group of Persons who are Affiliates (including, without limitation, Affiliates that are venture capital or investment divisions of such Person) and who are engaged in the research, development, manufacturing and commercialization of pharmaceutical products acquire the Target’s stock in such transaction or series of related transactions that possesses a majority of the voting power of all of the Target’s outstanding stock and other securities and the power to elect a majority of the members of the Target’s board of directors.

1.14                        “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of Product. Clinical Trials shall include Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials and Phase IV Clinical Trials.

1.15                        “Commercialization” or “Commercialize” means activities relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment, pricing determination, sale and distribution of a pharmaceutical product and post-launch medical activities, including: (a) manufacturing and distribution for commercial sale, (b) strategic marketing, sales force detailing, advertising, and market and product support; (c) importing or exporting for sale, offering for sale; (d) medical education and liaison and any phase IV clinical trials; (e) all customer support and product distribution, invoicing and sales activities; (f) all post- approval regulatory activities, including those necessary to maintain Regulatory Approvals; and (g) target product profile, pricing, formulary and reimbursement related activities including pricing and reimbursement approvals.

1.16                        “Commercialization Regulatory Approval” means, with respect to any Product, the Regulatory Approval required by Laws to sell such Product for use for an Indication, as well as, to the extent required by Laws for the sale of the Product, Price Approvals and government reimbursement approvals.  For purposes of clarity, (a) “Commercialization Regulatory Approval” in the PRC means final approval of an NDA or sNDA by CFDA permitting marketing of the applicable Product in PRC; (b) “Commercialization Regulatory Approval” in the United States means final approval of an NDA or sNDA by FDA permitting marketing of the applicable Product in interstate commerce in the United States; (c) “Commercialization Regulatory Approval” in the European Union means marketing authorization for the applicable Product granted either by a Regulatory Authority in any European country or by the EMA, together, if required by Laws, with the first Price Approval for the applicable Product granted by a Regulatory Authority in any major European country including Italy.

1.17                        “Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as Product and having profit potential and strategic value comparable to that of Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of Product, and the strength of its proprietary position all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable objective. Notwithstanding anything to the contrary, Commercially Reasonable Efforts shall be deemed in all cases to at least include a contribution of significant efforts and resources in every year of the Term toward execution of the Development Plan, and continued demonstration by the Company in each year that it has sufficient assets to continue those significant efforts.

1.18                        “Company Competitor” means any company that (itself or through an Affiliate) is developing or commercializing a product, including any Competing Product, that is, or could reasonably be expected to be, in competition with any product that Company (itself or through an Affiliate) is developing or commercializes.

1.19                        “Company Know-How” means all Know-How that is Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that is necessary or useful in the research,

Development, Manufacture, use, or Commercialization of the Product and is not invented or developed through the use or practice of Licensor Technology.

1.20                        “Company Materials” means all chemical, biological or physical materials that are Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, Manufacture, use or Commercialization of the Product and are not invented or developed through the use or practice of Licensor Technology.

1.21                        “Company Patents” means all Patent Rights that are Controlled by Company or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that Cover the research, Development, Manufacture, use, or Commercialization of the Product and are not invented or developed through the use or practice of Licensor Technology.

1.22                        “Company Technology” means the Company Patents, the Company Know-How, and Company Materials.

1.23                        “Competing Product” means any pharmaceutical product in any dosage form, formulation, presentation or package configuration which contains AR-105, AR-101 or AR-301.

1.24                        “Confidential Information” means non-public information relating to the business, operations or products, including any Know-How, of a party (“Disclosing Party”) or its Affiliates, regardless of its form or medium as provided to the other party (“Receiving Party”) or its Affiliates in connection with this Agreement or otherwise becomes known to the Receiving Party by virtue of this Agreement, provided that, Confidential Information shall not include any information that the Receiving Party can show by competent evidence: (a) is already known to the Receiving Party at the time it is disclosed to the Receiving Party by the Disclosing Party; (b) is or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement; (c) has been lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party; or (d) has been independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

1.25                        “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know- How or material (or, in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.26                        “Cover”, “Covering” or “Covered” means, with respect to Product, that the making, using, selling, or offering for sale of Product would, but for a license granted in this Agreement under the Licensor Patent Rights, infringe a Valid Claim of the Licensor Patent Rights in the country in which the activity occurs.

1.27                        “Development” or “Develop” means, with respect to Product, the performance of all pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product in the Territory.

1.28                        “Development Plan” means with respect to each Product, the written plan for the Development activities to be conducted for such Product, as such written plan may be prepared, amended, modified or updated in accordance with Section 4.3.

1.29                        “Development Program” means the Development activities to be conducted during the Term by each Party with respect to each Product pursuant to the Development Plans.

1.30                        “EMA” means the European Medicines Agency or a successor agency thereto.

1.31                        “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.32                        “Executive Officers” means, together, a member of the senior management of the Company and the Licensor.

1.33                        “Existing Third Party Agreement(s)” means a license agreement under which rights with respect to Product are granted to Licensor directly or indirectly as an assignee or sublicensee by a Third Party.

1.34                        “FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.35                        “Field” means the diagnosis, treatment, palliation or prevention of all diseases or conditions in all Indications related to infections in humans.

1.36                        “First Commercial Sale” means, on a country-by-country basis, the first transfer or disposition for value of Product in such country to a Third Party by Company or the Licensor, or any of its Affiliates or Sublicensees, in each case, after Commercialization Regulatory Approval has been obtained in such country.

1.37                        “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.38                        “IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.39                        “Indication” means the prevention or treatment by AR-105, AR-301 or AR-101 of a generally acknowledged disease or condition caused by a specific pathogen, a significant manifestation of a disease or condition caused by a specific pathogen, or symptoms associated with a disease or condition caused by a specific pathogen or a risk for a disease or condition caused by a specific pathogen for which a MAA may be obtained.

1.40                        “IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.

1.41                        “Amended Joint Venture Contract” means the joint venture contract of the Company dated February 11, 2018, amended as of the Execution Date by and between Hepalink and Licensor.

1.42                        “Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specifications and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples and proprietary equipment, procedures or methodologies relating to the manufacturing of the Product. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains)  not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How.  “Know-How” excludes Patent Rights.

1.43                        “Knowledge” means, with respect to a matter that is the subject of a given warranty of Licensor, the actual knowledge, information or belief of any officer of Licensor after making reasonable inquiry into the relevant subject matter of senior employees of Licensor.  “Knowingly” means with Knowledge.

1.44                        “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.45                        “Licensor Know-How” means all Know-How that is Controlled by Licensor or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that is necessary or useful in the research, Development, Manufacture, use, or Commercialization of the Product but does not constitute Significant Improvements. The Licensor Know-How as of the Effective Date shall include all Know-How set forth on Schedule 1.42.

1.46                        “Licensor Materials” means all chemical, biological or physical materials relating to AR-105, AR-101 and AR-301 that are Controlled by Licensor or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, manufacture, use or Commercialization of the Product but do not constitute Significant Improvements. The Licensor Materials as of the Effective Date shall include all Licensor Materials set forth on Schedule 1.43.

1.47                        “Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates, as of the Effective Date and at any time thereafter during the Term, and that Cover the research, Development, Manufacture, use, or Commercialization of the Product in the Territory but do not constitute Significant Improvements. The Licensor Patents existing as of the Effective Date shall include all Licensor Patents set forth on Schedule 1.44; provided, that Licensor shall update Schedule 1.44 from time-to-time to include any new Patent Rights that come to be Controlled by Licensor or any of its Affiliates at any time during the Term on or following the Effective Date that Cover the research, Development, Manufacture, use, or Commercialization of the Product.

1.48                        “Licensor Technology” means the Licensor Patents, the Licensor Know-How, Licensor Materials, and Program IP (including Program Patents and Program Know-How). For clarity and by way of example, Licensor Technology at least includes AR-105, AR-101 and AR-301 antibodies, cell lines producing AR- 105, AR-301, AR-101 monoclonal antibodies, culture mediums used to produce the above monoclonal antibodies, and processes for monoclonal purification.

1.49                        “MAA” means an NDA and any equivalent application for marketing approval submitted in any country in the Territory or outside of the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.50                        “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacture, receipt, incoming inspection, storage and handling of raw materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Product.

1.51                        “Manufacturing Costs” means with respect to any Product Manufactured by or on behalf of a Party, such Party’s costs of Manufacturing such Product, which shall be the sum of the following components: (a) direct costs, including manufacturing labor and materials directly used in Manufacturing such Product by such Party or its Affiliates and allocated supervisory costs of the manufacturing department; (b) direct labor and allocated supervisory costs of non-manufacturing departments (such as quality and regulatory) attributable to such Product; (c) an allocation of depreciation of facilities, machinery and equipment used in Manufacture of such Product; (d) toll process and other charges incurred by such Party or its Affiliates for outsourcing the Manufacture of such Product and the cost of supervising and managing the Third Party Manufacturers, and of receipt, incoming inspections, storage, packaging, handling quality control testing and release of the outsourced items; (e) allocated general and administrative costs, including, without limitation, purchasing, human resources, payroll, legal, maintenance, information system and accounting, attributable to such Product; and (f) any other reasonable and customary Out-of-Pocket costs borne by such Party or its Affiliates for the testing, transport, customs clearance, duty, insurance and/or storage of such Product. For purposes of clarity, all allocations under this Section shall be based on space occupied or head-count or other activity- based method.

1.52                        “Manufacturing Development” means, with respect to a Product, all activities related to the optimization of a commercial-grade Manufacturing process for the Manufacture of such Product including, without limitation, test method development and stability testing, formulation, validation, productivity, trouble shooting and next generation formulation, process development, Manufacturing scale-up, development-stage Manufacturing, and quality assurance/quality control development.

1.53                        “NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR§ 314.3 et seq, or a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, or counterpart rules in other countries or regions.

1.54                        “Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party; provided, that “Out-of-Pocket Expenses” shall not include expenses paid to any consultants (or service providers of like kind), except for travel expenses associated with a consultant (or service provider of like kind).

1.55                        “Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.56                        “Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types)  for any Patent, (b) paying, filing and maintenance fees relating to any Patent, (c) managing any interference, opposition, re-issue, reexamination, revocation, nullification, or cancellation proceeding relating to the foregoing, (d) deciding to abandon Patent(s) and (e) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.57                        “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.58                        “Phase I Clinical Trial” means a Clinical Trial in any country that would satisfy the US requirements of 21 CFR 312.21(a) or counterpart rules in other jurisdictions.

1.59                        “Phase II Clinical Trial” means, as to a particular Product for any Indication, a Clinical Trial conducted in any country that would satisfy the US requirements of 21 CFR 312.21(b) or counterpart rules in other jurisdictions.

1.60                        “Phase III Clinical Trial” means, as to a particular Product for any Indication, a Clinical Trial in any country that would satisfy the US requirements of 21 CFR 312.21(c) or counterpart rules in other jurisdictions.

1.61                        “Phase IV Clinical Trial” means a post-registrational Clinical Trial conducted in any country or countries and required as a condition to, or for the maintenance of, any Regulatory Approval for a Product in the Territory or outside the Territory.

1.62                        “PRC” means The People’s Republic of China.

1.63                        “PRC Laws” means all current effective laws, regulations, administrative rules, regulatory document, judicial interpretations and other legally-binding decisions formulated and published by the legislative bodies, governments at all levels and their functional departments, the Supreme People’s Court and the Supreme People’s Procuratorate.

1.64                        “Price Approvals” means, in those countries in the Territory or outside the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such pricing and/or pricing reimbursement approval or determination.

1.65                        “Product” means any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or pre-clinical or clinical development that contains or comprises, in part or in whole, the AR-105, AR-101 and AR-301, which are described in the attached Schedule 1.62. For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for purposes of this Agreement.

1.66                        “Regulatory Authority” means: (a) in China, the CFDA; (b) in the US, the FDA; (c) in the EU, the EMA or the European Commission; or (d) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.67                        “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction.

1.68                        “Regulatory Filings” means, collectively: (a) all INDs, NDAs, establishment license applications, DMFs, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including, without limitation, counterparts of any of the foregoing in any country or region in the Territory or outside the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.69                        “Representatives” means employees, consultants, contractors, advisors and agents of a Party or its Affiliates.

1.70                        “Senior Executive” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.71                        “Significant Improvements” means any improvements which either (a) comprise such significantly new scope that new clinical trial(s) (i.e., more than a single equivalency trial) would be required, or (b) whose incorporation in the license rights granted herein would require the payment of new fees or royalties to third parties. Significant Improvements does not include minor improvements, such as formulation, affinity, vector function, or shelf half-life, for which no new clinical trial (other than a single Product equivalency trial) is required.

1.72                        “Sublicensee” means a Person other than an Affiliate of a Party to which either Party (or its Affiliate) has, pursuant to Section 2.3, granted sublicense rights under any of the license rights granted under Section 2.1 and Section 2.2; provided, that “Sublicensee” shall exclude distributors and contract manufacturers.

1.73                        “Territory” means PRC, Hong Kong, Macau and Taiwan.

1.74                        “Third Party” means any Person other than Licensor and Company or any of their respective Affiliates.

1.75                        “Third Party Action” means any Action made by a Third Party against either Party that claims that the Product, or its use or Development, manufacture, importation, or sale, infringes or misappropriates such Third Party’s intellectual property rights.

1.76                        “Third Party Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful for the Development, manufacture, use or Commercialization of the Product.

1.77                        “United States” or “US” means the United States of America, its territories and possessions.

1.78                        “USD” or “$” means the lawful currency of the United States.

1.79                        “Valid Claim” means a claim of (a) an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra- governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise or (b) any patent application which was filed in good faith and which has not been cancelled, withdrawn, abandoned, or disallowed without the possibility of appeal or re- filing of the application and that has not been pending for more than five (5) years from the first substantive office action on such patent application. If the patent application has been refiled or is a divisional application, the five (5) year period mentioned above shall be calculated from the first application filed in the series of applications.

ARTICLE 2                                  LICENSES AND OTHER RIGHTS

2.1                               Grant of License to Company.

2.1.1                     Development License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company an exclusive (even as to Licensor), revocable, and royalty-free right and license to the Licensor Technology during the Term (with the right to sublicense as provided in Section 2.3) in the Field in the Territory, including related clinical trial data for the purpose of Development of AR-105, AR-101 and AR-301 and Products in the Field in the Territory, including without limitation, the Manufacture of AR-105, AR-101 and AR-301 and Product for use in Development in the Field in the Territory. This license cannot be revoked unless it is revoked by the Licensor according to Section 11.2.

2.1.2                     Commercialization License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company an exclusive (even as to Licensor), revocable, and royalty-free right and license to the Licensor Technology during the Term (with the right to sublicense as provided in Section 2.3) in the Field in the Territory, including related clinical trial data for the purpose of (i) Commercializing Products in the Field in the Territory and (ii) Manufacture of AR-105, AR- 101 and AR-301 and Product for use in Commercialization in the Field in the Territory. This license cannot be revoked unless it is revoked by the Licensor according to Section 11.2.

2.2                               Grant of License to Licensor.

2.2.1                     Development License. Subject to the terms and conditions of this Agreement, Company hereby grants to Licensor an exclusive (even as to Company), and revocable right and license to the Company Technology (with the right to sublicense solely as provided in Section 2.3) including related clinical trial data for the sole purpose of Development of AR-105, AR-101 and AR-301 and Products in the Field outside the Territory, including without limitation, the Manufacture of AR-105, AR-101 and AR-301 and Product for use in Development outside the Territory. This license cannot be revoked unless it is revoked by the Company according to Section 11.2.

2.2.2                     Commercialization License. Subject to the terms and conditions of this Agreement, Company hereby grants to Licensor an exclusive (even as to Company), and revocable right and license to the Company Technology (with the right to sublicense solely as provided in Section 2.3) including related clinical trial data for the sole purposes of (i) Commercializing the Product in the Field outside the Territory and (ii) Manufacture of AR-105, AR-101 and AR-301 and Product for use in Commercialization in the Field outside the Territory. This license cannot be revoked unless it is revoked by the Company according to Section 11.2.

2.2.3                     In the event that Company files a patent application based on Company Technology, the Licensor shall pay Company a royalty of RMB10,000 for the licenses granted under Section 2.2, Other than the royalty provided herein, Company has no current or future obligation to make any form of payment, including upfront payment, royalties, milestone payments, commercial event payments to Company, or reward and remuneration to inventors for Company’s grant of the rights and licenses to Licensor pursuant to Section 2.2.

2.3                               Right to Sublicense.

2.3.1                     Sublicenses. Either Party shall have the right to grant sublicenses to Sublicensees under the Development and Commercialization licenses granted to it under Section 2.1 and 2.2 respectively, with respect to Product for sale in the Field in the Territory for Company, and, in the Field outside the Territory for Licensor; provided, that, (i) it shall be a condition of any such sublicense that each Sublicensee agrees to be bound by the terms of this Agreement applicable to the Commercialization of Products in the Field in the applicable territory; (ii) the Party that is the sublicensor shall provide written notice to the other Party of any such proposed sublicense at least 30 days prior to such extension and provide copies to such Party of each such sublicense within 30 days of its execution; (iii) if a Party grants a sublicense to a Sublicensee, the Party that is the sublicensor shall be deemed to have guaranteed that such Sublicensee will fulfill all of such Party’s obligations under this Agreement applicable to the subject matter of such sublicense;

(iv) the Party that is the sublicensor shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense; and (v) the sublicenses to such Sublicensee are permissible under any preexisting agreements with a Third Party.

2.3.2                     No Other Rights. Company shall have no rights to use or otherwise exploit Licensor Technology, and, Licensor shall have no rights to use or otherwise exploit Company Technology, in each case, except as expressly set forth herein.

2.4                               Manufacturing Technology Transfer. Within 30 days following Company’s written request, Licensor will transfer to Company, at Licensor’s cost and expense, written or electronic copies of all Licensor Know-How and reasonable quantities of Licensor Materials, including such Know-How that relates to the Development and Manufacture of the Product. Reasonable quantities of Licensor Materials when they relate to AR-105, AR-101 and AR-301 do not refer to the amount of AR-105, AR-101 and AR-301 that Company needs to use in its clinical trials or commercialization but refer to the amount of AR-105, AR-101 and AR-301 that Company needs to use as reference antibodies.

2.5                               Procedures for Manufacturing Technology Transfer. The technology transfer set forth in Section 2.4 shall occur in an orderly fashion and in a manner such that the usefulness and confidentiality of the transferred Licensor Know-How, Licensor Materials and regulatory documentation are preserved in all material respects. During the Term, Licensor shall provide to Company full and prompt disclosure, within 30 days from the date when any Licensor Technology become Controlled by Licensor or any of its Affiliates of any Licensor Technology that becomes Controlled by Licensor or any of its Affiliates after the Effective Date and that is necessary or useful to Company to conduct its activities or exercise its rights as contemplated hereunder and shall, in the case of Licensor Know-How or Licensor Materials, promptly following such disclosure, transfer to Company written or electronic copies of such Licensor Know-How and reasonable quantities of such Licensor Materials.

2.6                               Exclusivity. Licensor and its Affiliates shall not, during the Term, develop, manufacture, have manufactured, use, sell, offer for sale, promote, import, export or distribute a Competing Product in the Field in the Territory nor enter into any relationship with any Third Party with respect thereto. The aforementioned restriction shall remain in effect in the event of Change of Control of Licensor and shall apply to the successor or assignee of Licensor.

2.7                               Possible Future Sublicense of Certain AR-105 Rights. Licensor has license rights pertaining to Product comprising AR-105 pursuant to an Exclusive Patent License Agreement between Licensor and the Brigham and Women’s Hospital, Inc. (“BWH”), BWH Agreement No. 107605.05, dated as of November 10, 2010 and later amended as of February 22, 2016 (the “BWH License Agreement”). The BWH License Agreement includes solely patent rights in jurisdictions other than the Territory herein (“Covered Jurisdictions”). However, should Company elect to Manufacture any AR-105 Product within the Covered Jurisdictions for use in Development or Commercialization inside the Territory, or contract with Licensor for such Manufacture, then Company may be considered a “Distributor,” “Sublicensee,” or “Affiliate” under the BWH License Agreement. Therefore, Company agrees that it shall not Manufacture, have Manufactured, or sublicense for Manufacture any Product within the Covered Jurisdictions without the prior written agreement of Licensor, which agreement may be conditioned upon (i) Company assuming responsibility for remitting to Licensor any and all payments due to BWH resulting from any sublicense, (ii) Company acceptance of any obligations as applicable to a Distributor, Sublicensee, or Affiliate, as the case may be, as therein described, and (iii) Licensor obtaining advance approval of BWH to the extent so required.

ARTICLE 3                           GOVERNANCE

3.1                               Formation and Composition of Joint Advisory Committee. As soon as reasonably practicable after the Effective Date, but in no event later than sixty (60) days following the Effective Date, a joint advisory committee (“JAC”) shall be established, composed of two (2) representatives from Company (consisting of one (1) representative from each of the shareholder of Company), two (2) representatives from Licensor, and one (1) representative from Hepalink, all of whom shall be senior level personnel who will have the appropriate technical credentials, experience and knowledge in business, pharmaceutical drug discovery, development and/or commercialization, and will have ongoing familiarity with the Development Program. The Parties shall notify one another in writing of any change in their respective members of the JAC. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the JAC for such Party. Company will designate one member of the JAC as the “Chairperson” and Licensor will designate one member of the JAC as the “Co-Chairperson”.  The Chairperson shall be responsible for (a) calling meetings, (b) preparing and issuing minutes of each such meeting within a reasonable time thereafter (but in any event not to exceed thirty (30) days following such meeting), and (c) preparing and circulating an agenda for any upcoming meeting. Each member of the JAC, and each substitute, shall be subject to the confidentiality obligations contained in Article 8.

3.2                               Function. The JAC shall be responsible for advising on a research and development strategy and Manufacturing for Product with respect to the Company in the Territory and Licensor outside the Territory. The Parties shall act reasonably and in good faith with respect of the timing of such development to avoid adverse impact on development, Manufacture and Commercialization of Product by Company in the Territory and Licensor outside the Territory. The JAC shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.

3.3                               Meetings. Subject to the provisions of Section 3.6, the JAC shall hold meetings at least once each Calendar Quarter (unless otherwise unanimously agreed by the JAC) at such times and places as shall be determined by the JAC (including by videoconference, telephone, or web conference) to the extent necessary to fulfill the functions described in Section 3.2 and below; provided, that, in no event, shall such meetings be held in person less frequently than once every year (unless otherwise unanimously agreed by the JAC). At least four

(4) members of the JAC will constitute a quorum for any meeting. The Chairperson will be responsible for organizing the meetings of the JAC, but will have no additional powers or rights beyond those held by the other representatives to the JAC. The Chairperson will include on the agenda any item within the scope of the responsibility of the JAC that is requested to be included by a JAC member, and will distribute the agenda to the all JAC members no less than five (5) days before any meeting of the JAC. A Party may invite other senior personnel of their organization to attend meetings of the JAC, as appropriate; provided, however, that such other senior personnel shall not have any duties of a JAC member or be taken into account for purposes of achieving a quorum. The JAC may act without a meeting if, prior to such action, a unanimous written consent thereto is given by all JAC members. Each JAC member shall be responsible for its travel costs incurred for attending JAC meetings.

3.4                               JAC Responsibilities. Company shall have the ultimate right to determine the strategy with respect to Development and Commercialization of Product in the Territory (including Manufacturing for the foregoing purposes) and Licensor shall have the ultimate right to determine the strategy with respect to the Development and Commercialization of Product outside the Territory. The JAC shall be responsible for general oversight of the conduct and progress of the Collaboration. Without limiting the generality of the foregoing, the JAC shall have the following responsibilities: (i) reviewing Development Plans and Product Commercialization Plans; (ii) reviewing data, reports or other information submitted to it by the Parties from time to time;  and (iii) appointing committees with specific responsibilities in connection with the foregoing activities; provided, however, that in no event shall the JAC have any authority to (x) resolve any disputes involving the breach or alleged breach of this Agreement, or (y) otherwise amend or modify this Agreement, or the Parties’ respective rights and obligations hereunder.

3.5                               Minutes of Committee Meetings. Minutes will be kept of all JAC meetings by the Chairperson and sent to all members of the JAC for review and approval within fourteen (14) days after each meeting. Minutes will be deemed approved unless any member of the JAC objects to the accuracy of such minutes by providing written notice to the other members of the JAC within seven (7) days of receipt of the minutes. In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.6                               Urgent Matters. Notwithstanding anything in Section 3.3 expressed or implied to the contrary, in the event that an urgent issue or matter arises that requires prompt action by the JAC, the JAC shall arrange for a teleconference (or otherwise meet) for the purpose of resolving such issue or matter. Such JAC teleconference or meeting shall take place as promptly as possible, with the immediacy of such issue or matter requiring JAC action determining the time, place and manner of such teleconference or meeting.

ARTICLE 4                                  DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

4.1                               Development of Product.

4.1.1                     Starting on the Effective Date, except as set forth in Article 3 above, Company shall have the exclusive right, and sole responsibility and decision-making authority, at Company’s own cost and expense, to research, Develop the Product in the Territory and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non- clinical studies necessary to obtain Regulatory Approval for Product in the Field in the Territory in accordance with the Development Plan, and to Manufacture Product for Development and Commercialization in the Territory.

4.1.2                     Starting on the Effective Date, except as set forth in Article 3 above, Licensor shall retain all other rights not described in Section 2.1 above to research, Develop and Commercialize Product outside the Territory, at its own cost and expense, and to Manufacture Product for Development and Commercialization outside the Territory.

4.1.3                     Notwithstanding the foregoing, each Party shall disclose to the other Party all non-clinical and clinical data relating to Product generated by either Party in the Territory and Licensor outside the Territory. Each Party hereby grants the other Party the right to use such data for Development and Commercialization of the Product and to obtain Regulatory Approval by Company in the Territory and Licensor outside the Territory, and to Manufacture Product for Development and Commercialization by Company in the Territory and by Licensor outside the Territory.

4.2                               Development Support.

4.2.1                     Each Party shall make its Representatives who are knowledgeable regarding the Licensor Technology, the Product (including the properties and functions thereof), available to the other Party for scientific and technical explanations, advice and support that may reasonably be required by the other Party relating to the Development of the Product (the “Development Support”). The Development Support shall be provided by each Party to the other Party free-of-charge after the Effective Date of this Agreement, provided that the amount of free-of charge Development Support provided by the Licensor to the Company shall be reasonable under the circumstances, and if any additional Development Support is needed, the Licensor is entitled to charge a service fee at the prevailing market rate.

4.2.2                     In the event Company wishes Licensor to recruit patients and participate in a Clinical Trial outside the Territory as part of a Company sponsored Clinical Trial, Company may so notify Licensor in writing and the Parties will negotiate in good faith with respect to Licensor’s recruitment of patients and participation in such Clinical trial and the compensation to Licensor for such activities.

4.2.3                     In the event Licensor wishes Company to recruit patients and participate in a Clinical Trial in the Territory as part of a Licensor sponsored Clinical Trial, Licensor may so notify Company in writing and the Parties will negotiate in good faith with respect to Company’s recruitment of patients and participation in such Clinical trial and the compensation to Company for such activities.

4.3                               Preparation of Development Plans. The initial Development Plan for each Party in its respective Territory shall be prepared within 60 days after the Effective Date. During the Term, each Party may prepare a revised Development Plan, which shall be prepared by each Party for its respective territory and submitted to the JAC for review at least twenty (20) days before the meeting of the JAC at which it will be considered. Each Development Plan shall: (a) set forth the Development objectives, including Clinical Trials to be conducted within the respective territory and the other Development activities to be conducted, and the timelines applicable to such activities for the period covered by such Development Plan, and (b) be consistent with the other terms of this Agreement. Each amendment, modification and/or update to a Party’s Development Plan shall be set forth in a written document prepared by such Party, and submitted for review to the JAC.

4.4                               Commercialization.

4.4.1                     Company Product Commercialization Plans. Company will make a reasonable effort to prepare and provide to the JAC for its review a Product Commercialization Plan for each Product thirty (30) days prior to the date Company anticipates filing a MAA in the Territory. Failure to provide such Product Commercialization Plan prior to filing a MAA shall not be a breach of this Agreement, but in any event within thirty (30) days of filing a MAA in the Territory with respect to each Product, Company shall provide such Product Commercialization Plan to the JAC. The Company Product Commercialization Plan(s) shall be updated and reviewed at least annually.

4.4.2                     Licensor Product Commercialization Plans. Licensor shall prepare and provide to the JAC for its review a Product Commercialization Plan for each such Product within thirty (30) days of filing a MAA outside the Territory with respect to each Product. Failure to provide such Product Commercialization Plan prior to filing a MAA shall not be a breach of this Agreement, but in any event within thirty (30) days of filing a MAA outside the Territory with respect to each Product,

Licensor shall provide such Product Commercialization Plan to the JAC. The Licensor Product Commercialization Plan shall be updated and reviewed at least annually.

4.4.3                     Company Responsibility for Commercialization of Products. Company shall have the sole right and responsibility, at its sole expense, for all aspects of the Commercialization of Products in accordance with the applicable Product Commercialization Plan, in the Field and in the Territory and shall have the sole right and responsibility, at its sole expense, for order fulfillment and distribution of Product and for booking all sales of Product in the Territory, including, without limitation, the conduct of: (a) all activities relating to the Manufacture and supply of Products for Commercialization in the Territory; and (b) all marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, conducting sales and marketing activities and any post-marketing trials or post-marketing safety surveillance and maintaining databases) in the Territory. Company and its Affiliates shall have the right, in their sole discretion, to appoint Distributors to distribute Products in the Territory. For purposes of this Section 4.4.3, the term Distributor shall mean a Third Party which warehouses and distributes a Product for which Company or an Affiliate or Sublicensee (i) holds the Commercialization Regulatory Approval and (ii) is responsible for marketing the Product, and shall not include any entity which holds Commercialization Regulatory Approval for the Product or is responsible for marketing the Product, unless such entity was granted a sublicense pursuant to Section 2.3 above.

4.4.4                     Licensor Responsibility for Commercialization of Products. Licensor shall have the sole right and responsibility, at its sole expense, for all aspects of the Commercialization of Products in accordance with the applicable Product Commercialization Plan, in the Field and outside the Territory and shall have the sole right and responsibility, at its sole expense, for order fulfillment and distribution of Product and for booking all sales of Product outside the Territory, including, without limitation, the conduct of: (a) all activities relating to the Manufacture and supply of Products for Commercialization outside the Territory; and (b) all marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, conducting sales and marketing activities and any post-marketing trials or post-marketing safety surveillance and maintaining databases) outside the Territory.

4.5                               Clinical and Commercial Manufacturing.

4.5.1                     Development Supply for the Development Program. Company shall have the right to Manufacture AR-105, AR-101 and AR-301 and/or finished Products in or outside the Territory necessary for the conduct of the Development Program in the Territory. In an effort to establish efficient Manufacturing for AR-105, AR-101 and AR-301 and/or finished Products, the Parties agree to use Commercially Reasonable Efforts to coordinate the Manufacturing activities through the JAC in their respective territories, provided that each Party shall retain the right to Manufacture AR-105, AR-101 and AR-301 and/or finished Products in quantities necessary for the Development Program in their respective territories. In the event that one Party agrees to supply the other Party with its requirements of AR-105, AR-101 and AR-301 and/or finished Products in quantities necessary for the Development Program in their respective territories, then the transfer price for such AR-105, AR-101 and AR-301 and/or Products for the conduct of the Development Program shall be negotiated in good faith by the Parties on an arm’s-length basis.

4.5.2                     Commercial Supply for Commercialization Plans. The same coordination efforts referred to in the second sentence of paragraph 4.5.1 above shall be undertaken by the Parties with respect to Manufacture of AR-105, AR-101 and AR-301 and/or Products for Commercialization of Product in the Territory and outside the Territory, and the Parties shall discuss in good faith through the JAC the location of such Manufacture. In the event that one Party agrees to supply the other Party with its requirements of AR-105, AR-101 and AR-301 and/or finished Products in quantities necessary to Commercialize the Product according to the Commercialization Plan applicable in their respective territories, then the transfer price shall be determined in the manner set forth in paragraph 4.5.1 above.

4.5.3                     Sole Right and Decision. Notwithstanding the foregoing, each Party shall have the sole right and decision making authority with respect to the Manufacture of Product in the Territory by Company and outside the Territory by Licensor.

4.6                               Diligence by Company. Company shall use Commercially Reasonable Efforts to (a) Develop at least one Product, (b) Commercialize at least one Product in the Territory for each of AR-105, AR-101, and AR-301 after receiving Commercialization Regulatory Approval, (c) correct, prevent or eliminate any adverse condition or event relating to the safety or efficacy of the Product, and (d) provide to the JAC for its review and execute a Development Plan and a Product Commercialization Plan for each of AR-101, AR-301 and AR-105. Company shall have the exclusive right to determine, in its sole discretion, the launch strategy for Product in the Field in the Territory, subject to its exercise of Commercially Reasonable Efforts and the availability of any necessary Third Party licenses or other rights. Company shall be expected to contribute at least fifty patients to Licensor’s global clinical trial package for each of AR-105, AR-101 and AR-301. Activities by Company’s Affiliates and Sublicensees will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its obligation to use Commercially Reasonably Efforts. Company shall be relieved of its diligence obligations under this Section 4.6 starting from the date Company provides Licensor with a termination notice.

4.7                               Compliance. Each Party shall perform its obligations under each Development Plan and Product Commercialization Plan in good scientific manner and in compliance in all material respects with all Laws. For purposes of clarity, with respect to each activity performed under a Development Plan and/or Product Commercialization Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or MAA, the Party performing such activity shall comply in all material respects with GMPs or Good Manufacture Practices, GLPs or Good Clinical Practices (or, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

4.8                               Cooperation and Coordination. Company and Licensor shall cooperate in the performance of the Development Program and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, shall exchange such data, information and materials as is reasonably necessary for the other Party to perform its obligations under any Development Plan and Product Commercialization Plan. Both Parties will review all significant Regulatory Filings applicable to the Commercialization of a Product prior to submission by either Party to the applicable Regulatory Authorities with respect to the Commercialization of a Product, and will receive copies of all correspondence from Regulatory Authorities with respect to the Commercialization of a Product in a timely manner. For clarity, nothing in this Section 4.8 shall reduce a Party’s sole right and responsibility to Commercialize Products in its respective territory.

4.9                               Right to Subcontract of Company. Company may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights granted in Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf to an Affiliate or a Third Party, including, but not limited to, distributors and contract manufacturers. For avoidance of doubt, any Company-designated distributors and contract manufacturers under Section 4.11 shall not be considered as Sublicensees. Any subcontract granted or entered into by Company as contemplated by this Section 4.9 of the exercise or performance of all or any portion of the rights or obligations that Company may have under this Agreement shall not relieve Company from any of its obligations under this Agreement.

4.10                        Trademarks. As between Licensor and Company, Company shall have the sole authority to select trademarks for Product in the Field in the Territory and shall own all such trademarks. Notwithstanding the foregoing, Company and Licensor shall coordinate the selection of trademarks for similar Products in and outside the Territory for the benefit of successful commercialization.

4.11                        Reporting. Each Party shall, within plus or minus two (2) months of each anniversary of the Effective Date, provide the other Party with a written report summarizing in reasonable detail its Commercialization activities conducted during the prior Calendar Year with respect to the Commercialization of Product in the Territory by Company and with respect to the Commercialization of Product outside the Territory by Licensor. All information and reports provided to a Party pursuant to this Section 4.11 shall be without any commitment from a Party and shall be treated as Confidential Information of such Party. Notwithstanding the foregoing, each Party’s obligation to provide reports under this Section 4.11 shall expire upon the tenth anniversary of the First Commercial Sale of Product in the Territory for Company and outside the Territory for Licensor.

ARTICLE 5                                  REGULATORY MATTERS

5.1                               Regulatory Filings. Company and Licensor shall own and maintain all regulatory filings and Regulatory Approvals for Product, including all INDs and MAAs, in the Territory and outside the Territory, respectively. Company shall be responsible for conducting Clinical Trials in the Territory, and shall design the Clinical Trials in the Territory to be consistent with Clinical Trials conducted by Licensor outside the Territory. Company shall be expected to contribute at least fifty patients to Licensor’s global clinical trial package for each of AR-105, AR-101 and AR-301.

5.2                               Communications with Authorities. Company (or one of its Affiliates or Sublicensees) shall be primarily responsible, and , for communications with Regulatory Authorities in connection with the Development, Commercialization, and Manufacturing of Product in the Territory. Company shall provide Licensor with reasonable opportunities to communicate with Regulatory Authorities in the Territory. Following the Effective Date, Licensor shall not initiate, with respect to Product, any meetings or contact with Regulatory Authorities in the Territory without reasonable consultation with Company or Company’s prior consent . To the extent Licensor receives any written or oral communication from any Regulatory Authority in the Territory relating to Product, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within 14 days, notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication. At the request of Company, Licensor shall make available to Company, free of charge, a qualified representative who shall, together with the representatives of Company, participate in and contribute to meetings with the Regulatory Authorities in the Territory with respect to regulatory matters relating to the Licensor Technology. Company shall reimburse Licensor for all Out-of-Pocket Expenses incurred in such participation.

5.3                               Support in Regulatory Matters. Each Party shall make its Representatives that are knowledgeable regarding the Licensor Technology, the Product available to the other Party for regulatory explanations, advice and on-site support, that may reasonably be required by the other Party relating to regulatory matters (including preparation and filing for any INDs and MAAs and obtaining and maintaining Marketing Authorizations) (the “Regulatory Support”). The Regulatory Support shall be provided by each Party to the other Party free-of-charge during the Term. The Party receiving Regulatory Support shall reimburse the Party providing Regulatory Support for all Out-of-Pocket Expenses incurred in such activities.

5.4                               Adverse Event Reporting. The Parties agree to comply with any and all Laws that are applicable as of the Effective Date and thereafter during the Term in connection with Product safety data collection and reporting. If either Party has or receives any information regarding any Adverse Event, then such Party shall provide the other Party with all such information in English within such timelines which is reasonably expected to enable the other Party to comply with all Laws and relevant regulations and requirements. Each Party shall report to the other Party any Adverse Event culminating in death or permanent disability of a patient or subject who is administered Product within one day after becoming aware of the Adverse Event.

5.5                               Recalls. Company shall have the sole right to determine whether and how to implement a recall or other market withdrawal of Product in the Territory and shall notify Licensor promptly of any recall or other market withdrawal of Product in the Territory. Licensor shall notify Company promptly of any recall or other market withdrawal of Product outside the Territory.

5.6                               Pharmacovigilance Agreement. Without limitation of Section 5.4, the Parties shall meet to commence good faith negotiations to establish a detailed pharmacovigilance agreement relating to the Product, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/adverse events sufficient to permit each Party to comply with its regulatory and other legal obligations within applicable timeframes.

ARTICLE 6                                  FINANCIAL PROVISIONS

No Further Payment. Licensor’s grant of the rights and licenses to Company pursuant to Section 2.1 and $1 million USD cash constitute Licensor’s total contribution to Company under the Amended Joint Venture Contract. Company has no current or future obligation to make any form of payment, including upfront payment, royalties, milestone payments, commercial event payments to Licensor for Licensor’s grant of the rights and licenses to Company pursuant to Section 2.1, except milestone and/or royalty obligations due to Development and Commercialization of Licensed Technology in the Territory to Third Parties that may arise from the preexisting agreements as set forth in Schedule 9.2.13.

ARTICLE 7                                  INVENTIONS AND PATENTS

7.1                               Patent Ownership, Prosecution and Maintenance.

7.1.1                     Program IP. Any Patent Rights and Know-How invented or developed through the use or practice of Licensor Technology pursuant to this Agreement, whether invented jointly between the Parties, or solely by Company (“Program Patents” and “Program Know-How”, respectively), shall be owned by the Licensor (“Program IP”). Any Patent Rights and Know-How invented solely by a Party not through the use or practice of Licensor Technology during the Term shall be solely owned by such Party.

(a)                                 Company agrees to assign and hereby assigns all of Company’s rights, title and interest in and to any Program IP that is invented or developed by Company or its Affiliates or Sublicensees or its or their contractors to Licensor. Company shall obtain from such Affiliates, Sublicensees and contractors equivalent present assignments of such Affiliates’, Sublicensees’ and contractors’ rights, title and interest in any Program IP and promptly assign the same to Licensor.

(b)                                 Licensor agrees to grant a license of Licensor’s rights, title and interest in and to any Program IP to Company in the same manner as in Section 2.1.

7.1.2                     Patent Coordinators. Licensor and Company shall, by written notice to the other Party, each appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement. Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.

7.1.3                     Inventorship. Inventorship shall be determined under PRC patent law. The Patent Coordinators shall initially determine inventorship of all inventions made in the Development and Commercialization of AR-105, AR-101 and AR-301 and Products. In case of a dispute between the Patent Coordinators over inventorship, such dispute shall be resolved according to PRC patent law.

7.1.4                     Licensor Patents and Program Patents. Licensor shall have the first right, and the obligation, to file, prosecute and maintain Licensor Patents (in Licensor’s name) and Program Patents (in both Parties’ names) in and outside the Territory, including the country/regions in Schedule 7.1.4. Licensor shall bear all costs and expenses of filing, prosecuting and maintaining Licensor Patents and Program Patents in and outside the Territory except that Company shall reimburse Licensor the costs and expenses of filing, prosecuting and maintaining joint Patents in the Territory. Licensor shall keep Company informed of the status of the filing and prosecution of Licensor Patents and Program Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in and outside the Territory. At Licensor’s request, Company will provide Licensor with reasonable free-of-charge assistance in prosecuting Licensor Patents and Program Patents to the extent possible, including providing such data in Company’s Control that is, in Licensor’s reasonable judgment, needed to support the prosecution of a Licensor Patent and Program Patents in and outside the Territory. If Licensor elects not to file or to continue to prosecute or maintain a Licensor Patent or Program Patent in the Territory, it shall provide Company with written notification. In such case Company shall have the right, at its own cost and expense, to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent or Joint Patent solely in the Territory.

7.1.5                     Company Patents. Company shall have the first right, and the obligation, to file, prosecute and maintain Company Patents (in Company’s name) in and outside the Territory. Company shall bear all costs and expenses of filing, prosecuting and maintaining Company Patents in and outside the Territory. Company shall keep Licensor informed of the status of the filing and prosecution of Company Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in and outside the Territory. At Company’s request, Licensor will provide Company with reasonable free-of-charge assistance in prosecuting Company Patents to the extent possible, including providing such data in Licensor’s Control that is, in Company’s reasonable judgment, needed to support the prosecution of a Company Patent in and outside the Territory. If Company elects not to file or to continue to prosecute or maintain a Company Patent in and outside the Territory, then it shall notify Licensor in writing at least three (3) months before any final deadline applicable to the filing, prosecution or maintenance of such Company Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Company Patent in and outside the Territory. In such case, Licensor shall have the right, at its own cost and expense, to pursue the filing or support the continued prosecution or maintenance of such Company Patent in and outside the Territory.

7.1.6                     Patent Term Extension and Supplemental Protection Certificates. When it is commercially reasonable, Company shall be responsible for obtaining patent term extensions available for in the Territory and for obtaining Supplemental Protection Certificates effectively extending a patent. Licensor shall provide Company free-of-charge with all relevant information, documentation and assistance in this respect as may reasonably be requested by Company. Any such assistance, supply of information and consultation shall be provided promptly. In the event that any election with respect to obtaining patent term extensions or Supplemental Protection Certificates is to be made in the Territory, Company shall have the right to make such elections after reasonable consultation with Licensor, and Licensor shall abide by all such elections.

7.1.7                     Information and Cooperation. Each Party that has responsibility for filing and prosecuting any Patent Rights under this Section 7.1 (a “Filing Party”) shall (a) regularly provide the other Party (the “Non-Filing Party”) with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the Non-Filing Party; and (b) provide the Non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response. The advice and suggestions of the Non-Filing Party and its patent counsel shall be taken into consideration in good faith by such Filing Party and its patent counsel in connection with such filing. Each Filing Party shall pursue in good faith all reasonable claims and take such other reasonable actions, as may be requested by the Non-Filing Party in the prosecution of any Patent Rights covering any Program Technology under this Section 7.1; provided, however, if the Filing Party incurs any additional expense as a result of any such request, the Non-Filing Party shall be responsible for the cost and expenses of pursuing any such additional claim or taking such other actions.

7.2                               Enforcement of Patents and Know-How.

7.2.1                     Notice. If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party has occurred with respect to any Licensor Technology or Program IP in the Territory, or if a Third Party claims that any Licensor Patent or Program Patent is invalid or unenforceable in the Territory, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

7.2.2                     Right to Bring an Action. Licensor shall have the exclusive right to attempt to resolve any infringement or claim in the Territory, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Licensor Patent or Program Patent (each, an “Action”) and to compromise or settle any such infringement or claim. At Licensor’s request, Company shall promptly provide Licensor with all relevant documentation (as may be requested by Licensor) evidencing that Licensor is validly empowered by Company to take such an Action. Company is obligated to join Licensor in such Action, or bring such Action on Licensor’s behalf upon Licensor’s request, in each case at Licensor’s expense, if Licensor determines that it is necessary to demonstrate “standing to sue”. Company shall cooperate with Licensor in any such Action. If Licensor does not intend to prosecute or defend an Action, Licensor shall promptly inform Company.

7.2.3                     Costs of an Action. The Party taking an Action under Section 7.2.2 shall pay all costs associated with such Action, other than the expenses of the other Party if the other Party elects to join such Action (as provided in the last sentence of this paragraph). Each Party shall have the right to join an Action relating to a Licensor Patent or Program Patent, at its own expense.

7.2.4                     Settlement. Neither Party shall settle or otherwise compromise any Action by admitting that any Licensor Patent or Program Patent is invalid or unenforceable in the Territory without the other Party’s prior written consent, and, in the case of Company, Company may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect Licensor’s rights or benefits hereunder, without Licensor’s prior written consent.

7.2.5                     Reasonable Assistance. The Party not enforcing or defending Licensor Patents or Program Patent shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any reasonable Out-of-Pocket Expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

7.2.6                     Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 7.2, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party taking such Action for any costs incurred, (ii) to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action as provided in the last sentence of Section 7.2.3; and (iii) the remaining amount of such recovery shall be allocated to Licensor.

7.3                               Third Party Actions Claiming Infringement.

7.3.1                     Notice. If a Party becomes aware of any Third Party Action, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

7.3.2                     Right to Defend. Licensor shall have the right and obligation, at its sole expense, to defend a Third Party Action in the Territory described in Section 7.3.1 and to compromise or settle such Third Party Action. If Licensor declines or fails to assert its intention to defend such Third Party

Action within 30 days of after sending (in the event that Company is the notifying Party) or receipt (in the event that Licensor is the notifying Party) of notice under Section 7.3.1, then Company shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

7.3.3                     Consultation. The Party defending a Third Party Action pursuant to Section 7.3.2 shall be the “Controlling Party.” The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non- Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.

7.3.4                     Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non- Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

7.3.5                     Costs of an Action. The Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of this paragraph). Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

7.3.6                     No Settlement Without Consent. Neither Party shall settle or otherwise compromise any Third Party Action by admitting that any Licensor Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Company, Company may not settle or otherwise compromise a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect Licensor’s rights and benefits hereunder, without Licensor’s prior written consent.

ARTICLE 8                                  CONFIDENTIALITY

8.1                               Confidentiality Obligations. Each Party agrees that, for the Term and thereafter, such Party shall, and shall ensure that its Representatives, hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless the recipient of the Confidential Information demonstrates by written evidence that such information: (i) is or has become generally available to the public other than as a result of disclosure by the recipient; (ii) is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party; (iii) is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or (iv) is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercise its rights, under this Agreement and who will, prior to their access to such Confidential Information, be bound by written obligations of non-use and non-disclosure substantially similar to those set forth herein. Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit Representatives from using such Confidential Information except as expressly permitted hereunder. Each Party shall be liable to the other for any disclosure or use of the Confidential

Information by such Representatives. The recipient shall (i) protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care and (ii) not use, and cause its Affiliates and Representatives not to use, any Confidential Information of the other Party except as expressly permitted hereunder. Each Party shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (b) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (c) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

8.2                               Use. Notwithstanding Section 8.1, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of: (i) filing or prosecuting patent applications; (ii) prosecuting or defending litigation; (iii) conducting pre-clinical studies or Clinical Trials pursuant to this Agreement; (iv) seeking or maintaining Regulatory Approval for Product; (v) complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded; (vi) disclosure to such other Party’s legal and financial advisors; (vii) in connection with an actual or potential (a) permitted sublicense of such other Party’s rights hereunder, (b) debt, equity or other financing of such other Party or (c) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party; or (viii) for any other purpose with the other Party’s written consent, not to be unreasonably withheld.

8.3                               Notice. In making any disclosures set forth in clauses (i) through (viii) in Section 8.2, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

8.4                               Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

8.5                               Return of Property. All Licensor Technology, including any cell line and physical media embodying Confidential Information of the Licensor, is and shall remain the property of the Licensor. Upon the termination of this Agreement, Company shall return all cell lines, physical media embodying any Confidential information of the Licensor, and other physical property embodying Licensor Technology to the Licensor, regardless of how stored or maintained and including all originals, copies, compilations, cell line clones and derivatives.

ARTICLE 9                                  REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1                               Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

9.1.1                     such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

9.1.2                     such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

9.1.3                     this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and

9.1.4                     such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

9.2                               Additional Representations and Warranties of Licensor. Licensor warrants to Company that, as of the Effective Date:

9.2.1                     no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby.

9.2.2                     to the knowledge of Licensor, no claims have been asserted in writing, to the effect that the manufacture, use or sale of AR-105, AR-101 and AR-301 infringes any issued Patent Right of any Third Party;

9.2.3                     the Licensor Patents are subsisting and to the knowledge of Licensor, are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

9.2.4                     the Licensor Patents constitute all material Patent Rights owned or Controlled by Licensor as of the Effective Date that Cover the research, Development, Manufacture, use or Commercialization of the Product, are necessary for, the research, Development, Manufacture, use or Commercialization of the Product;

9.2.5                     the Licensor Know-How constitutes all material Know-How owned or Controlled by Licensor as of the Effective Date that is directly related to, and are necessary for, the research, Development, Manufacture, use or Commercialization of the Product;

9.2.6                     the Licensor Materials constitute all key materials owned or Controlled by Licensor as of the Effective Date that is directly related to, and are necessary for, the research, Development, Manufacture, use or Commercialization of the Product;

9.2.7                     Licensor has not licensed to a Third Party the right to develop a Competing Product within the Territory;

9.2.8                     to the knowledge of Licensor, no Third Party has filed or threatened in writing to file any lawsuit or other action alleging that any Licensor Patent is invalid or unenforceable;

9.2.9                     subject to the disclosure in Section 2.7.4, it has the full right to provide the Licensor Technology to Company pursuant to this Agreement, and to the knowledge of Licensor, neither Company’s use of the Licensor Material as contemplated by this Agreement, nor such transfer, will violate any agreement with any Third Party;

9.2.10              to the knowledge of Licensor, all Representatives of Licensor who have performed any activities on its behalf in connection with research regarding the Product have assigned to Licensor the whole of their rights in any intellectual property made, discovered or developed by them as a result of such research;

9.2.11              the Licensor Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use, in each case that were created by an action of Licensor, other than those liens, charges, encumbrances or rights of others to possession or use that do not individually or in the aggregate materially detract from the value or use of the Licensor Technology;

9.2.12              except with respect to rights granted to Company in the Territory, Licensor has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Licensor Technology to any Third Party in the Territory, including any rights with respect to any Product;

9.2.13              there are no Third Party Agreements related to AR-105, AR-101 and AR-301 except those in Schedule 9.2.13;

9.2.14              Licensor (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Product; and

9.2.15              to the knowledge of Licensor, all research and development related to the Product prior to the Effective Date has been conducted in accordance with all Laws in all material aspects.

Except as expressly set forth in this Section 9, Licensor does not make any representations, warranties or guarantee, whether expressed or implied, with respect to the Licensor Technology or other services provided by Licensor under this Agreement.

9.3                               Licensor Covenants.  Licensor covenants to Company that:

9.3.1                     Licensor shall fulfill all of its obligations in all material aspects, including but not limited to its payment obligations, under any Third Party Agreement set forth in Schedule 9.2.13 except milestone and/or royalty obligations due to Development and Commercialization of Licensed Technology in the Territory to Third Parties that may arise from preexisting agreements set forth in Schedule 9.2.13;

9.3.2                     Licensor shall cause the sublicense of technology in the Territory to the Company within 3 months after the Effective Date of this Agreement as to the following preexisting license agreements;

9.3.3                     Licensor shall not amend or waive, or take any action or omit to taking any action that would alter, any of Licensor’s rights under any Third Party License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Company’s rights and benefits under this Agreement. Licensor shall promptly notify Company of any default under, termination or amendment of, Third Party License Agreement.

9.4                               Company Covenants. Company covenants to Licensor that it will not during the Term of this Agreement or thereafter, either contest or challenge the ownership by Licensor of the Licensor Technology, nor will it actively or passively aid any other person or third party in infringing or in challenging or contesting the ownership by Licensor of the Licensor Technology.

ARTICLE 10                           INDEMNIFICATION AND INSURANCE

10.1                        Indemnification by Company. Company shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents and their respective heirs, successors and assigns (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees and expenses of litigation) to the extent arising out of Third Party claims, actions, demands, suits or judgments related to: (a) Company’s gross negligence or willful misconduct; (b) Company’s failure to perform its obligations under this Agreement; (c) breach by Company of its representations, warranties or covenants set forth in Article 9, or (d) the Development of any Product or the Commercialization (including, without limitation, the use by any Person) of any Product by Company or any of its Affiliates, Sublicensees, distributors or agents outside the Territory; provided, however, that Company’s obligations pursuant to this Section 10.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the Licensor Indemnitees, (ii) with respect to claims or suits arising out of breach by Licensor of its representations, warranties or covenants set forth in Article 9.

10.2                        Indemnification by Licensor. Licensor shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors and their respective heirs, successors and assigns (“Company Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) to the extent arising out of Third Party claims, actions, demands, suits or judgments related to: (a) Licensor’s gross negligence or willful misconduct; (b) Licensor’s failure to perform its obligations under this Agreement; (c) breach by Licensor of its representations, warranties or covenants set forth in Article 9; or (d) the Development of any Product or the Commercialization (including, without limitation, the use by any Person) of any Product by Licensor or any of its Affiliates, Sublicensees, distributors or agents in the Territory; provided, however, that Licensor’s obligations pursuant to this Section 10.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Company Indemnitees, (ii) with respect to claims or suits arising out of breach by Company of its warranties set forth in Article 9, and (iii) with respect to claims or suits arising out of the use of the Products in the Territory.

10.3                        Certain Liabilities. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY’S LIABILITY IS LIMITED WITH RESPECT TO STATUTORY LIABILITY AS PRESCRIBED FOR BY THE MANDATORY PROVISIONS OF THE PRC LAWS.

10.4                        No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2 FOR PAYMENTS TO THIRD PARTIES, AS APPLICABLE, AND SUBJECT ALWAYS TO SECTION 10.3 (CERTAIN LIABILITIES), TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT,  THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8.

10.5                        Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 10, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.  The indemnifying

Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.

10.6                        Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 10.6.

ARTICLE 11                           TERM AND TERMINATION

11.1                        Term, Effectiveness and Expiration. The term of this Agreement (the “Term”) shall commence and become effective only upon the date of the completion of an initial public offering of Licensor in the United States (the “Effective Date”) within sixty (60) days from the Execution Date of this Agreement and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect until the Amended Joint Venture Contract expires. For the avoidance of doubt, if an initial public offering of Licensor is not completed, this Agreement shall be null and void, and the Original Agreement shall continue to be in force, effective, and binding upon the Parties.

11.2                        Termination of the Agreement. At any time during the Term, Company may, at its convenience, terminate this Agreement in its entirety with ninety (90) days’ prior written notice to Licensor. Licensor may terminate this Agreement in its entirety with ninety (90) days’ prior written notice to Company in the event that Company has not complied with its obligation to use Commercially Reasonably Efforts under Section 4.6 (“Breach of Commercially Reasonable Efforts Event”) and the breach has not been remedied at the end of sixty (60) day period as set forth in the breach notice. Licensor may also immediately terminate this Agreement in its entirety in the event that Hepalink does not make the additional equity investment in the Company of no less than USD $10,800,000 in accordance with Section 5.4 of the Amended Joint Venture Contract (“Breach of Future Financing Obligation Event”), that the Company materially breached its confidentiality obligations under Section 8.1 (“Breach of Confidentiality Obligation Event”) and the breach has not been remedied at the end of sixty (60) day period as set forth in the breach notice, or a Change of Control of the Company (“Company Change of Control Event”).

11.3                        Effects of Termination.

11.3.1              Survival.

(a)                                 Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive the expiration or termination of this Agreement: Article 1 (Definitions), Article 8 (Confidentiality), Article 10 (Indemnification and Insurance), Article 11 (Term and Termination), Article 12 (Dispute Resolution), and Article 13 (Miscellaneous).

(b)                                 Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination.

11.3.2              Licenses, Contracts, Regulatory Matters and Other Obligations. Upon termination of this Agreement, each Party shall promptly return all Confidential Information and proprietary materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder. Documents and copies of Confidential Information which cannot be returned physically shall be completely destroyed and erased from any computer system.

11.3.3              Right of First Refusal. In addition to the foregoing, in the event of Breach of Commercially Reasonable Efforts Event,   Breach of Future Financing Obligation Event,   Breach of

Confidentiality Obligation Event, or Company Change of Control Event, Licensor shall, to the extent allowed by Law, have a right of first refusal to purchase all of Company’s interest in the Product and the Company Technology in the Territory (the “Right of First Refusal”). The Right of First Refusal shall operate as follows:

(i)                                     Licensor shall promptly send to Company a reasonably detailed written notification of any Breach of Commercially Reasonable Efforts Event, Breach of Future Financing Obligation Event, Breach of Confidentiality Obligation Event, or Company Change of Control Event.

(ii)                                  Company shall promptly send to Licensor a written notification of any Third Party offer made for the Product or Company Technology in the Territory. Licensor shall have a Right of First Refusal for a period of up to sixty (60) days after Licensor receives such notice (such period, the “Right of First Refusal Notice Period”). In the event Licensor exercises its Right of First Refusal, the terms of the Third Party offer shall become binding upon Company and Licensor. For the avoidance of doubt, Company shall not enter into any agreement with a Third Party relating to Company’s interest in Products or Company Technology in the Territory during the Right of First Refusal Notice Period.

11.4                        Continuing Rights in Case of Licensor Bankruptcy or Insolvency; Right of First Refusal.

(a)                                 Continuing Rights. The Parties agree that, in the event of a Licensor Bankruptcy Event, Company shall continue to be entitled to rights granted under Section 2.1 of this Agreement to Licensor Technology and all embodiments thereof, which, if not already in Company’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Company.

11.5                        Continuing Rights in Case of Company Bankruptcy or Insolvency; Right of First Refusal.

(a)                                 Continuing Rights. The Parties agree that, in the event of a Company Bankruptcy Event, Licensor shall continue to be entitled to rights granted under section 2.2 of this Agreement to Company Technology and all embodiments thereof, which, if not already in Licensor’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Licensor’s written request therefor, unless Company elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Company upon written request therefor by Licensor.

(b)                                 Right of First Refusal. In addition to the foregoing, in the event of a Company Bankruptcy Event, Licensor shall, to the extent allowed by Law, have a right of first refusal to purchase all of Company’s interest in the Product and the Company Technology in the Territory (the “Right of First Refusal”).  The Right of First Refusal shall operate as follows:

(i)                                     Company (or other authorized representative of Company, including a bankruptcy trustee) shall promptly send to Licensor a reasonably detailed written notification of any Company Bankruptcy Event.

(ii)                                  Company (or other authorized representative of Company, including a bankruptcy trustee) shall promptly send to Licensor a written notification of any Third Party offer made for the Product or Company Technology in the Territory. Licensor shall have a Right of First Refusal for a period of up to sixty (60) days after Licensor receives such notice (such period, the “Right of First Refusal Notice Period”). In the event Licensor exercises its Right of First Refusal, the terms of the Third Party offer shall become binding upon Company and Licensor. For the avoidance of doubt, Company shall not enter into any agreement with a Third

Party relating to Company’s interest in Products or Company Technology in the Territory during the Right of First Refusal Notice Period.

11.6                        Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

ARTICLE 12                           DISPUTE RESOLUTION

12.1                        Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this Article 12 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters for which under this Agreement Company or Licensor has sole decision-making authority and/or discretion (each, a “Non-Escalable Dispute”), in which case, such matter shall be determined by Company or Licensor, as the case may be, and shall not be part of the dispute resolution procedure set forth in this Article 12) in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Senior Executives within thirty (30) days from the day that a Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 12.2.

12.2                        Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute (other than a Non-Escalable Dispute) that remains unresolved by the Senior Executives for a period of thirty (30) days as set forth in Section 12.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

12.3                        Full Arbitration. If the Parties are unable to resolve the dispute following the procedure set forth in Section 12.2, then the dispute for arbitration shall be referred to and finally resolved by arbitration in the following manner:

(a)                                 dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted.  There shall be three (3) arbitrators.

(b)                                 Each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the HKIAC.

(c)                                  No arbitrator shall have any past or present family, business or other relationship with the Parties or any Affiliate, director or officer thereof, unless following full disclosure of all such relationships, the Parties agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(d)                                 No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Article 12. The Parties agree to act in good faith to promptly exchange relevant documents.

(e)                                  The arbitral proceedings shall be conducted in Chinese. A Party may request English translation and each Party bears half of cost.

(f)                                   To the extent that the HKIAC Rules are in conflict with the provisions of this Section 12.3, including the provisions concerning the appointment of the arbitrator, the provisions of this Section 12.3 shall prevail.

(g)                                  The award of the arbitral tribunal shall be final and binding upon the Parties a party thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(h)                                 Any Party that is a party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i)                                     The Parties will each pay fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that:

(i)                                     the prevailing Party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing Party, and the arbitrator will be authorized to determine the identity of the prevailing Party and the losing Party.

(j)                                    The panel of the arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

ARTICLE 13                           MISCELLANEOUS PROVISIONS

13.1                        Relationship of the Parties. The Parties hereto understand and agree that the Collaboration is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed or shall be deemed, for financial, tax, legal or other purposes (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

13.2                        Assignment.

13.2.1              Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party, except that upon the consent of the other which shall not be unreasonably withheld, each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole, but not in part, to any purchaser of all of its assets or all of its assets to which this Agreement relates or shares representing a majority of its common stock voting rights or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

13.2.2              Continuing Obligations. No assignment under this Section 13.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder accruing prior to such assignment and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

13.2.3              Void Assignments.  Any assignment not in accordance with this Section 13.2 shall be void.

13.2.4              Assignment of Licensor Technology. Licensor shall not assign or transfer any Licensor Technology to any of its Affiliates or any Third Party without the prior written consent of Company, unless the assignee agrees in writing that such Licensor Technology shall be subject to this Agreement.

13.2.5              Assignment of Company Technology. Company shall not assign or transfer any Company Technology to any of its Affiliates or any Third Party without the prior written consent of Licensor, unless the assignee agrees in writing that such Company Technology shall be subject to this Agreement.

13.3                        Performance and Exercise by Affiliates. Either Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that each Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity, either Party may designate an Affiliate to perform any of its obligations hereunder or to exercise any of its rights hereunder.

13.4                        Change of Control. In the event of a Change of Control of Licensor by a Company Competitor, then as from the date of such Change of Control: (i) upon Company’s written request, the JAC shall disband; and (ii) Company shall no longer be obligated to provide Product Development and Commercialization Plans as set forth in Article 4 or any reporting obligations to Licensor or its successor entity pursuant to this Agreement. In the event of a Change of Control of the Company, then as from the date of such Change of Control, the Licensor shall have the right to terminate this Agreement.

13.5                        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.6                        Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with the accounting principles and standards applicable to it (for example IFRS or GAAP).

13.7                        Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

13.8                        Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including without limitation the Original Agreement. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

13.9                        Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.10                 Governing Law. This Agreement shall be governed by and interpreted in accordance with the PRC Laws, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of PRC.

13.11                 Notice and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Company, addressed to: Room 5044, No. 21, Langshan Lu, Song Ping Shan, Nanshan District, Shenzhen, P . R . China.

If to Licensor, addressed to: 5941 Optical Court, San Jose, California 95138, USA

13.12                 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall apply only to the specific instance and shall not be deemed or construed to be an ongoing or future waiver of such term or condition or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.13                 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

13.14                 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, or Schedules shall be construed to refer to Articles, Sections, or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

13.15                 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

13.16                 No Reliance. Each Party acknowledges that, in entering into this Agreement (and any document referred to in it), it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this agreement.  Nothing herein shall limit a party’s liability for fraud or fraudulent misrepresentation.

13.17                 Incorporation. All Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. All Schedules shall have the same force and effect as other provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first above written.

Shenzhen Arimab Biopharmaceuticals Co., Ltd.		ARIDIS PHARMACEUTICALS INC.

Signature:	/s/ Li Li	Signature:
Printed Name: Li Li		Printed Name: Vu Truong
Title: Chairman of the Board		Title: Founder & CEO

Schedule 1.42
Licensor Know-How

Method of manufacturing the Antibodies under GMP, including the manufacturing facility setup, manufacturing protocols, and optimization protocols.

Clinical study designs for the Antibodies including the use of certain adjuvant in enhancing effectiveness of AR-105, AR-101 and AR-301 in treating infections in humans, the design of combination products, the selection of patients, statistics designs, and insights in disease indications suitable for the AR-105, AR-101 and AR-301.

Existing clinical and preclinical data and knowledge for AR-105, AR-101 and AR-301 including proof of concept, safety, and efficacy data.

Information about the Chemistry, Manufacturing and Controls of the Product.

Information about the formulation of the Product.

Information about all biochemical and biophysical analytical assays, both in vitro and in vivo, that relate to pharmacokinetic analytics, pharmacodynamics markers, bioanalytical methods for assaying the safety and efficacy of the AR-105, AR-101 and AR-301 in clinical trials.

Schedule 1.43
Licensor Materials

1.                                      All cells lines, culture medium and purification processes used for producing AR-105, AR-101 and AR-301. (This includes commercially viable CHO cell line, the identity of the culture medium formula used for manufacturing, scalable, high yield processes for cGMP manufacturing, and improved stable formulation).

2.                                      All regulatory filings and approvals related to the Clinical Programs.

3.                                      All inventory of the AR-105, AR-101 and AR-301 used in clinical and preclinical studies to the extent sufficient for use as reference antibodies.

4.                                      All books, records, files, manuals, manufacturing protocols and other documents including clinical study reports, investigator brochures and laboratory books or portion thereof that relate to the AR-105, AR-101 and AR- 301.

Schedule 1.44

Licensor Patents

	Country	Status	Appl. No.	Filing Date	Pat. No.	Issue Date

1. Patent Family

WO2006/084758 [AR-101]	Canada	granted	2,597,701	Feb 13, 2006	2,597,701	Jan 10, 2012

	China	granted	200680004847	Feb 13, 2006	200680004847	July 25, 2010

	Europe	granted	06 706 900	Feb 13, 2006	1848741	Sept 8,2010

	Israel	granted	184774	Feb 13, 2006	184774	May 01, 2012

	India	granted	5974/DELNP/2007	Feb 13, 2006	241746	July 22, 2010

	Japan	granted	2007-554515	Feb 13, 2006	4944799	Mar 09, 2012

	USA	granted	11/884,163	Feb 13, 2006	8,197,816	Jun 12, 2012

	Country	Status	Appl. No.	Filing Date	Pat. No.	Issue Date

2. Patent Family

WO2011/018208 [AR-301]	Canada	pending	2,769,394	Aug 10, 2010

	China	granted	201080044958	Aug 10, 2010	102549013	May 06, 2015

	Europe	granted	10743037.3	Aug 10, 2010	2464665	Dec 03, 2014

	Europe	granted	14195810.8	Aug 10, 2010	2860191	Oct 11, 2017

	Israel	granted	217746	Aug 10, 2010	217746	Sept 01, 2016

	India	pending	797/DELNP/2012	Aug 10, 2010

	Japan	granted	2012-524142	Aug 10, 2010	6064241	Jan 06, 2017

	Korea	pending	10-2012-7004737	Aug 10, 2010

	Russia	granted	2012105045	Aug 10, 2010	2429946	April 11, 2014

	USA	granted	13/388,254	Aug 10, 2010	9,249,215	Feb 02, 2016

3. Patents for [AR-105]	USA	provisional	62/566,938	October 2, 2017

Schedule 1.62

Products

AR-105:

Aerucin, or a human IgG1 monoclonal antibody targeted to P. aeruginosa alginate. AR-105 is further characterized by SEQ ID NO [1-8] as disclosed in Licensor Patents;

AR-101:

A human monoclonal antibody specific to P.aeruginosa lipopolysaccharide serotype O11 (IATS O11) wherein the antibody exhibits high protective capacity effective against multidrug resistant P. aeruginosa clinical isolates. AR-101 is further characterized by SEQ ID NO 1-8 as disclosed in Licensor Patents;

AR-301:

A human monoclonal antibody specific to alpha-toxin derived from S. aureus, wherein the antibody has protective and therapeutic capacity in vivo against clinically complex S. aureus infections. AR-301 is further characterized by SEQ ID NO 1-8 as disclosed in Licensor Patents;

Schedule 7.1.4

Licensor Patents and Program Patents Country List

China, Hong Kong, Taiwan, and Macao

Schedule 9.2.13

Third Party Agreements related to AR-105, AR-101 and AR-301

Index	Date	Parties	Title/Description

1	May 10, 2013	between Kenta Biotech, Ltd. and Aridis Pharmaceuticals, LLC	Asset Purchase Agreement - covering assignment of rights to Licensor of intellectual property relating to AR-101 and AR-301

2	November 10, 2010 and first amended as of February 22, 2016	between The Brigham and Women’s Hospital, Inc. and Aridis Pharmaceuticals, LLC	License Agreement covering certain rights licensed to Licensor of intellectual property relating to AR-105